Exhibit 99.1

Contacts:	Carol Coale / Ken Dennard
Dennard ▪ Lascar Associates, LLC
(713) 529-6600

LUCAS ENERGY FINANCIAL OBLIGATIONS AND OPERATIONAL UPDATE

January Interest Payment Waived by Lender With No Further Action Taken To Date

HOUSTON, TEXAS –January 30, 2015 – Lucas Energy, Inc. (NYSE MKT: LEI) (“Lucas” or the “Company”), an independent oil and gas company with its operations in Texas, today announced that the Company has failed to make a required principal payment that was due on December 13, 2014 under the terms of the Amended Loan Agreement.  Specifically, on January 26, the Company received notice from a representative of our lender that we had defaulted on a payment.  Consequently, the amount owed under the loan agreement of approximately $7.7 million will accrue at a default interest rate of 18% per annum.  No further action has been taken by our lender, who has also waived a required interest payment, which we also failed to pay, that was due in January 2015.  The lender has also reserved the right to enter into an amended agreement with Lucas at any time or to enforce other rights under the agreement as a result of such default.

“The plunge in crude oil prices has required us to reconsider all alternatives,” said Anthony C. Schnur, the Chief Executive Officer of Lucas.  “We are actively and aggressively pursuing options to secure funding through a corporate combination or project financing arrangement.  We believe we have made significant progress toward establishing a definitive path forward.  Management remains confident that a suitable solution will be agreed upon in the coming weeks and resulting public announcement at the appropriate time.

Over the past six weeks, we have slashed our general and administrative and operating expenses by approximately $160,000 per month, or about $2 million per year.  Our production has been maintained at current levels considering natural declines, and we continue to anticipate drilling on our Eagle Ford shale acreage in Karnes County as soon as we are able to finalize alternative financing arrangements.”

About Lucas Energy, Inc.

Lucas Energy (NYSE MKT: LEI) is engaged in the development of crude oil and natural gas in the Austin Chalk and Eagle Ford formations in South Texas.  Based in Houston, Lucas Energy's management team is committed to building a platform for growth and the development of its five million barrels of proved Eagle Ford and other oil reserves while continuing its focus on operating efficiencies and cost control.

For more information, please visit the Lucas Energy web site at www.lucasenergy.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  These statements include statements regarding our planned capital raise and related disclosures. Although Lucas believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline which could cause Lucas to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Lucas’s Annual Report on Form 10-Q, Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company's SEC filings are available at http://www.sec.gov.